UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material under §240.14a-12

EAGLE GROWTH AND INCOME OPPORTUNITIES FUND
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EAGLE GROWTH AND INCOME OPPORTUNITIES FUND

227 West Monroe Street, Suite 3200

Chicago, IL 60606

TIME IS SHORT

PLEASE VOTE YOUR PROXY TODAY

January 13, 2020

Dear Shareholder:

The special meeting of shareholders of Eagle Growth and Income Opportunities Fund, (the “Fund”) scheduled to be held on January 21, 2020, is now approximately one week away. As of our latest records, we still have not received your vote for this important meeting.

At the special meeting, our shareholders will be asked to vote on a proposal to approve a new advisory agreement between the Fund and THL Credit Advisors LLC, a proposal to approve a new sub-advisory agreement between THL Credit Advisors and Eagle Asset Management, Inc., as well as a proposal to approve an amendment to the Fund’s Amended and Restated Agreement and Declaration of Trust to shorten the term of the Fund by three years. Please review the proxy materials dated November 29, 2019, along with the supplements dated December 17, 2019, December 18, 2019 and January 6, 2020. The Board of Trustees recommends a vote “FOR” all proposals listed in the Fund’s proxy statement.

Please vote by telephone by calling the toll-free number on the proxy card or by computer by going to the secured website provided on the proxy card and following the instructions, using your proxy card as a guide as soon as possible or alternatively, please sign, date, and return the enclosed proxy card in the postage-paid envelope provided. Please contact your broker with any questions. If you need assistance voting your shares, please call D.F. King toll-free at (866) 416-0552 or collect at (212) 269-5550.

On behalf of your Board of Trustees, thank you for your cooperation and continued support.

Sincerely,

Brian Good

President and Principal Executive Officer

*****IMPORTANT UPDATE*****

PROXY ADVISOR GLASS LEWIS, ONE OF THE LARGEST PROXY ADVISORS IN THE WORLD, RECOMMENDS THAT ITS CLIENTS VOTE “FOR” ALL PROPOSALS. IN ITS ANALYSIS, GLASS LEWIS FINDS THE PROPOSALS RELATING TO THE NEW ADVISORY AND SUB-ADVISORY AGREEMENTS “TO BE IN THE BEST INTEREST OF SHAREHOLDERS” ADDING THAT SHAREHOLDERS “SHOULD DIRECTLY BENEFIT FROM THE SERVICES AND DUTIES” OF THE ADVISER AND SUB-ADVISER.